TRICON HOLDINGS,  L.L.C.
201 Alahambre Circle
Suite 401
Coral Gables, Florida 33134

February 26, 2007

Personal and Confidential

Ralph J. Steckel
President
Chairman
Pet Ecology Brands, Inc.
14822 Venture Dr.
Dallas, Texas 75234

Re: Agreement To License Patents

Dear Mr. Steckel:

This letter confirms the terms of this Agreement To License Patents (“Agreement”)  by and between Tricon Holdings, L.L.C. and Texas Atlantic Capital Partners, L.L.C., or assigns, (collectively,  "Licensee") and Pet Ecology Brands, Inc. (“Company”) whereby Company agrees to exclusively license to Licensee any and all domestic and international rights to manufacture and sale products covered by any and all patents now or hereinafter applied for or obtained by Company, specifically, but not limited to those described on Exhibit “A” attached hereto and incorporated herein for all purposes. Such license shall be limited to the sale by Licensee  of products covered by the patents via internet, telephone, television or other method Licensee may devise for sale to consumers who accept home delivery of the products.

In consideration for such agreement, Licensee agrees to pay to Company the following:

a.            The sum of One Hundred Fifty Thousand Dollars ($150,000), Fifty Thousand Dollars ($50,000) of which shall be due and payable as of the date hereof and the balance being due on or before April 15, 2007; and,

b.            Payment by Licensee to Company a royalty in an amount equal to 12% of the direct cost to Licensee of manufacturing and packaging (but not shipping) any product sold pursuant to the terms of the License Agreement. The parties agree that payment by Licensee of such royalties shall be made no later than thirty (30) days following the end of each calendar quarter and shall be accompanied by an accounting of all direct costs incurred by Licensee in manufacturing the products sold pursuant to the License Agreement. Company shall be entitled, at its own expense, to conduct and audit of Licensee’s costs upon which any royalty payments are based, and, if the results of such audit reflects that Company has been underpaid by Licensee by 15% or more during the period subject to the audit, Licensee shall, in addition to paying the additional amount of royalties, shall reimburse Company for the reasonable expense of the audit.

The  parties agree to immediately engage the firm of Howinson & Arnott to draft the Licenses in accordance with the terms of this Agreement and Licensee agrees to pay the legal expenses associated therewith.

In addition to the Licenses, Company agrees to provide Licensee any and all proprietary formulas and other information necessary for Licensee to manufacture any and all products covered by this Agreement and  the Licenses. Licensee agrees that such formulas and information shall remain confidential and not disclosed to any third parties other than such third parties that are engaged to manufacture products covered by this Agreement and the Licenses.  Licensee agrees to obtain confidentiality agreements with such third parties which shall include terms reasonably designed to protect the proprietary nature of the formulas and other information.

Additionally, and as a provision of the Licenses, the parties agree that an absolute assignment of all patents covered by the Licenses shall be executed by Company and delivered to Steve Storey, Escrow Agent, along with any and all proprietary formulas and other information essential for manufacturing all products covered by this Agreement and the Licenses, with escrow instructions that, in the event Company should voluntarily or involuntarily seek bankruptcy protection or should any or all of the patents become subject to being sold or transferred to any third party as a result of actions taken by one or more creditors of the Company, Escrow Agent shall  deliver the absolute assignment of the patents to Licensee.

Licensee reserves the right to enter into consulting and other agreements with Ralph J. Steckel (“Inventor”) containing such terms and conditions and providing for such compensation to Inventor as may reasonably be required to obtain Inventor’s  assistance and knowledge concerning the manufacture and marketing of the products covered by the patents.

The parties agree to enter into such other and further agreements, if necessary, to ensure that the spirit and terms of  this Agreement are fulfilled.

This agreement may be executed in any number of counterparts, any of which shall be deemed an original.

Sincerely

Tricom Holdings, L.L.C.

By:  /s/ Emel Yelsil
Name:  Emel Yelsil
Its:        Managing Director

Texas Atlantic Capital Partners, L.L.C.

By:  /s/ E. Denton Jones
Name:  E. Denton Jones
Its:                  Manager

AGREED:

Pet Ecology Brands, Inc.

By:  /s/ Ralph J. Steckel
           Ralph J. Steckel
President

      /s/ Ralph J. Steckel
Ralph J. Steckel
Individually